Exhibit 99.1

NEWS RELEASE

Financial Contact:  Jeff Galow, 713/877-5327

Media Contact:  Valerie Calvert, 713/877-5305

Quanex Announces Fiscal Second Quarter 2004 Results
Reports Record Second Quarter Net Sales and Earnings
Acquisitions Enhance the Company’s Earnings Outlook
Closed its $125 Million 2.5% Convertible Debenture Offering on May 5, 2004

Houston, Texas, June 3, 2004 – Quanex Corporation (NYSE:NX) announced fiscal second quarter results for the period ending April 30, 2004, which included three months results from the Company’s acquisitions of MACSTEEL Monroe and TruSeal Technologies.  Net sales were a record $406.0 million in the quarter, up 60% over a year ago, with net sales from the two acquisitions totaling $100.6 million.  Demand at the Company’s Vehicular Products and Building Products segments was very strong and backlogs for the third quarter remain at high levels.  Record net income of $11.5 million was up 22% compared to last year’s second quarter.  Diluted earnings per share were $.69, the Company’s best-ever second quarter figure.  MACSTEEL Monroe and TruSeal contributed about $.21 (after interest expense) to diluted earnings per share in the second quarter.

Net sales for the second quarter 2003 were $254.6 million.  Net income and diluted earnings per share for the second quarter 2003 were $9.4 million and $.58, respectively.

Highlights

Raymond A. Jean, chairman and chief executive officer stated, “We delivered to our investors record second quarter earnings resulting from: (1) very strong customer demand, (2) accretive acquisitions, (3) overhead reductions and (4) ongoing company-wide lean initiatives.   Runaway steel scrap costs finally abated in April, when we experienced a $45 per ton drop in MACSTEEL’s overall raw material costs compared to March.  Margins, however, were significantly compressed during February and March.  North American light vehicle builds in the Company’s second quarter were up about 5% over the year ago period.  Heavy duty truck builds continued to gain momentum during our quarter, with builds up some 50% over a year ago.  Both housing starts and remodeling activity remained remarkably strong through the period, which allowed the Building Products segment to post excellent results,” Jean said.

“During the quarter, we made excellent progress with the integration of MACSTEEL Monroe and TruSeal Technologies.  Both businesses are exceeding expectations and their long term earnings potential remains excellent.  A key metric we use in our acquisition screen is the ability of the acquired company to exceed our weighted average cost of capital by the end of its third year.  On an annualized basis, TruSeal already crossed that threshold, and we expect MACSTEEL Monroe to hit that target by year-end.  Our previous 2004 earnings guidance for the two acquisitions, based on 10 months expected results, was $.40 to $.50 per diluted share.  However, with the ongoing strength we see in our two target markets, we believe a range of $.60 to $.70 per diluted share for the two acquisitions is now more appropriate for 2004,” continued Jean.

“We continue to make excellent progress in managing our working capital.  A metric we use to track our progress is the conversion cycle, which is the sum of inventory days, plus receivable days, less days payable, all based on average daily sales.  For the second quarter, the conversion cycle improved to 45 days from 55 days in the year ago quarter, an 18% improvement,” said Jean.

“Quanex uses the LIFO method of accounting which requires us to revalue our inventories at the end of each year.  As we have reported for our first two quarters this year, our scrap costs, particularly steel scrap, have risen dramatically, impacting our inventory valuation based on the LIFO method.  Accordingly, for the second quarter, we booked a $2.0 million charge to operating income on the assumption that year-end 2004 inventories will have a higher valuation compared to year-end 2003,” said Jean.

Quarterly Financials  ($ in millions, except per share data)

	2nd qtr 2004	2nd qtr 2003	Inc/dcr
Net Sales	$406.0	254.6	60%
Operating Income	19.8	14.9	33%
Net Income	11.5	9.4	22%

EPS: Basic	$.70	$.58	21%
EPS: Diluted	.69	.58	19%

Segment Commentary

VEHICULAR PRODUCTS  ($ in millions)

	2nd qtr 2004	2nd qtr 2003
Net Sales	$225.3	$118.0
Operating Income	13.5	14.3

The Vehicular Products segment is comprised of MACSTEEL, including the recently acquired MACSTEEL Monroe operation, Piper Impact and Temroc Metals.  The segment’s main drivers are North American light vehicle builds and heavy duty truck builds.

“North American light vehicle builds remained at very robust levels during the quarter and MACSTEEL’s operations ran close to their rated capacity.  Backlogs in the third quarter remain healthy, although light vehicle inventories at the retail level are a concern.  Our Vehicular Products segment also benefited from excellent heavy duty truck production during the second quarter, which continues to outpace year ago figures by nearly 50%.

Excluding Monroe’s results, MACSTEEL’s shipments were up about 14% for the quarter over the year ago quarter, while operating income was down some 34% because of lower operating margins.  Rapidly increasing steel scrap costs were a major issue during the second quarter as average raw material costs were up about 25% for the January to March period compared to December.

However, several favorable developments occurred late in our second quarter.  MACSTEEL experienced a significant drop in raw material costs in April, down some $45 per ton from March levels.  MACSTEEL also adjusted the quarterly formula-based steel scrap surcharge, effective April 1, to more accurately reflect the higher costs we experienced in the January through March period.

These two actions, along with productivity gains and high value added product sales, enabled us to recover some margin during April,” Jean said.

“While Piper Impact continued to struggle with the reduction of base business during the quarter, we did benefit from both lower manufacturing costs and new business opportunities, which allowed us to report positive operating earnings for the quarter.  Although air bag component sales fell again in the quarter, Piper continued to experience improvement in other markets.  Earlier this quarter, we announced both a restructuring plan for Piper, which is now being executed, as well as our intention to sell the business,” said Jean.

BUILDING PRODUCTS  ($ in millions)

	2nd qtr 2004	2nd qtr 2003
Net Sales	$180.7	$136.6
Operating Income	12.1	4.2

The Building Products segment is comprised of Engineered Products, including the recent acquisition of TruSeal Technologies, and Nichols Aluminum.  The main drivers of the segment are residential housing starts and remodeling expenditures.

“Engineered Products, excluding TruSeal’s excellent results, reported very strong sales for the quarter, in part due to the relatively mild winter season experienced by our customers, which in turn allowed for an early start to the Spring building season,” said Jean.  “Housing starts and remodeling activity remained higher than expected throughout the quarter and customer demand is expected to again be strong in our third quarter.”

“Nichols Aluminum continues to improve with both sales and operating income up markedly from the year ago quarter.  Shipments remained strong to our building and construction customers and demand in our other aluminum markets continued to pick up momentum.  The Golden facility, which supplies food packaging and container products, also reported good customer activity in key market niches.  Nichols has an excellent backlog of business and customer demand in the capital equipment, service center, and transportation markets continues to improve.  The division successfully pushed through higher prices to help offset increases in material costs, while production efficiency gains continued to benefit the bottom line significantly ,” said Jean.

Outlook

Demand in the Company’s two target markets, vehicular products and building products, remains strong.  With an improving economy and still very favorable interest rates, Quanex expects robust business activity in its two business segments through the remainder of the fiscal year.

In the Company’s Vehicular Products segment, overall business activity from now through year-end appears excellent.  2004 North American light vehicle builds are expected to remain flat to last year’s 16+ million builds, and a healthy increase in heavy truck builds, now estimated to be up 35% to 40% over last year’s builds, will serve to fill any gaps in the segment’s robust demand outlook.  Excluding Monroe’s results, MACSTEEL expects to deliver significantly higher third quarter earnings compared to third quarter 2003 and second quarter 2004 results due to lower material costs and a higher April 1 steel scrap surcharge, which remains in effect until July 1.

In the Company’s Building Products segment, the market drivers remain positive and order activity remains brisk.  Housing starts for 2004 are expected to moderate slightly from last year’s record 1.86 million units, while remodeling expenditures, which the Company believes account for about one half of the segment’s sales, are also expected to remain at healthy levels.  Quanex expects its Engineered Products division to deliver excellent operating results in the third quarter.  At Nichols Aluminum, London Metal Exchange ingot prices and scrap prices are expected to remain flat to down slightly for the third quarter, a positive for Nichols, while selling prices continue to improve.

Taken together, Quanex’s sales and earnings outlook for the remainder of the year remains very favorable.  Accordingly, for its fiscal third quarter and fiscal year 2004, the Company expects to report diluted earnings per share within a range of $1.00 to $1.20 and $3.25 to $3.75 respectively.

Other

The Company continues to account for stock options using the current transition provisions of SFAS No. 123.  Accordingly, Quanex does not reflect the option expense in its income statement or diluted earnings per share.  However, the Company does disclose the impact on net income and diluted earnings per share in the footnotes to its SEC financial statements.  Expensing stock options in the second fiscal quarter 2004 would have reduced net income by about $543,000 and diluted earnings per share by $.03.

On March 31, 2004, Quanex announced its plans for restructuring Piper Impact and for the sale of the business.  The Company stated that while Piper Impact continued to generate positive cash flow, it became necessary to idle one of the division’s two facilities because of an ongoing drop in its traditional business.  Piper’s market focus is no longer aligned with Quanex’s strategic direction of serving the vehicular products and building products markets, and for that reason, will be sold.

On May 11, 2004, the Company announced it sold $125 million 2.5% convertible senior debentures.  Proceeds from the sale of debentures were used to repay a portion of the amounts outstanding under its revolving credit agreement and for general corporate purposes.

Dividend Declared

The Board of Directors declared the Company’s quarterly cash dividend of $.17 per share on the Company’s common stock, payable June 30, 2004 to shareholders of record on June 15, 2004.

Corporate Profile

Quanex is a $1.4 billion industry-leading manufacturer of value-added engineered materials and components serving the Vehicular Products and Building Products markets.

Financial Statistics as of 4/30/04

Book value per common share: $28.28; Total debt to capitalization: 32.08%; Return on invested capital: 8.31%; Return on common equity: 10.07%; Actual number of common shares outstanding: 16,438,490

Definitions

Book value per common share – calculated as total stockholders’ equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization – calculated as the sum of both the current and long term portion of debt, as of balance sheet date, divided by the sum of both the current and long term portion of debt plus total stockholders’ equity as of balance sheet date;

Return on invested capital – calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders’ equity;

Return on common equity – calculated as the prior 12 months net income, divided by the trailing five quarters average common stockholders’ equity.

Statements that use the words “expect,” “should,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements.  The statements found above are based on current expectations.  Actual results or events may differ materially from this release.  Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials.  For a more complete discussion of factors that may affect the Company’s future performance, please refer to the Company’s most recent 10-K filing (December 29, 2003) under the Securities Exchange Act of 1934, in particular the sections titled, “Private Securities Litigation Reform Act” contained therein.

For further information, visit the Company’s website at www.quanex.com.

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QUANEX CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

Three months ended April 30,			Six months ended April 30,
2004	2003		2004	2003

$405,993	$254,610	Net sales	$687,149	$484,119

354,222	213,773	Cost of sales	599,308	407,898
17,578	14,340	Selling, general and administrative expense	30,686	27,595
14,419	12,027	Depreciation and amortization	27,149	24,041
—	(405)	Gain on sale of land	(454)	(405)

19,774	14,875	Operating income	30,460	24,990

(1,831)	(674)	Interest expense	(2,756)	(1,724)
382	431	Other, net	822	1,965
18,325	14,632	Income before income taxes	28,526	25,231

(6,781)	(5,267)	Income tax expense	(10,555)	(9,083)

$11,544	$9,365	Net income	$17,971	$16,148

		Weighted average common shares outstanding:

16,423	16,064	Basic	16,370	16,238
16,690	16,286	Diluted	16,639	16,470

		Earnings per common share:

$0.70	$0.58	Basic	$1.10	$0.99
$0.69	$0.58	Diluted	$1.08	$0.98

$0.17	$0.17	Cash dividends per share	$0.34	$0.34

QUANEX CORPORATION

INDUSTRY SEGMENT INFORMATION

(In thousands)

(Unaudited)

Three months ended April 30,			Six months ended April 30,
2004	2003		2004	2003
		Net sales:

$225,254	$118,018	Vehicular Products	$366,233	$226,950
180,739	136,592	Building Products	320,916	257,169
$405,993	$254,610	Net sales	$687,149	$484,119

		Operating income:

$13,506	$14,336	Vehicular Products	$22,186	$24,223
12,071	4,218	Building Products	17,582	8,385
(5,803)	(3,679)	Corporate and Other	(9,308)	(7,618)
$19,774	$14,875	Operating Income	$30,460	$24,990

QUANEX CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

April 30,			October 31,
2004	2003		2003	2002
		Assets
$5,290	$806	Cash and equivalents	$22,108	$18,283
195,813	125,917	Accounts and notes receivable, net	123,185	116,122
139,683	105,991	Inventories	79,322	90,756
13,791	12,398	Other current assets	8,116	10,640
354,577	245,112	Total current assets	232,731	235,801

398,573	343,980	Property, plant and equipment, net	335,904	353,132
137,756	66,436	Goodwill, net	66,436	66,436
28,718	2,813	Intangibles, net	2,755	2,870
30,990	32,113	Other assets	28,037	30,901
$950,614	$690,454	Total assets	$665,863	$689,140

		Liabilities and stockholders' equity
$143,226	$83,763	Accounts payable	$89,435	$76,588
46,460	38,800	Accrued liabilities	39,209	48,973
6,400	1,311	Income taxes payable	7,381	4,839
16	1,375	Other current liabilities	46	3,970
3,751	424	Current portion of long-term debt	3,877	434
199,853	125,673	Total current liabilities	139,948	134,804
215,817	81,694	Long-term debt	15,893	75,131
2,299	7,048	Deferred pension credits	8,323	4,960
7,782	8,182	Deferred postretirement welfare benefits	7,845	7,928
44,005	33,064	Deferred income taxes	34,895	29,210
15,938	13,997	Other liabilities	13,800	15,712
485,694	269,658	Total liabilities	220,704	267,745
464,920	420,796	Total stockholders' equity	445,159	421,395
$950,614	$690,454	Total liabilities and stockholders' equity	$665,863	$689,140

QUANEX CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)
(Unaudited)

Three months ended April 30,			Six months ended April 30,
2004	2003		2004	2003
		Operating activities:
$11,544	$9,365	Net income	$17,971	$16,148
		Adjustments to reconcile net income to cash provided by operating activities:
—	(405)	Gain on sale of land	(454)	(405)
14,564	12,114	Depreciation and amortization	27,402	24,221
3,059	2,601	Deferred income taxes	4,560	3,855
1,312	4,902	Deferred pension and postretirement benefits	(6,087)	2,342
30,479	28,577		43,392	46,161
		Changes in assets and liabilities, net of effects from acquisitions and dispositions:
(47,802)	(22,207)	Increase in accounts and notes receivable	(49,592)	(9,795)
(14,263)	(5,194)	Increase in inventory	(20,679)	(15,235)
25,500	4,544	Increase in accounts payable	31,870	7,175
(1,180)	(712)	Increase (Decrease) in accrued liabilities	1,200	(10,173)
(640)	(5,869)	Decrease in income taxes payable	(1,127)	(3,528)
2,309	(1,315)	Other, net	231	(4,791)
(5,597)	(2,176)	Cash provided by (used for) operating activities	5,295	9,814

		Investment activities:
17,340	—	Acquisitions , net of cash acquired	(214,573)	—
—	2,832	Proceeds from sale of land	637	2,832
(4,099)	(6,292)	Capital expenditures, net of retirements	(8,265)	(14,812)
44	(1,857)	Other, net	(558)	(3,004)
13,285	(5,317)	Cash provided by (used for) investment activities	(222,759)	(14,984)

		Financing activities:
(10,000)	11,700	Bank revolver and note repayments, net	200,000	6,700
—	(6,804)	Purchases of Quanex common stock	—	(13,515)
(2,802)	(2,741)	Common dividends paid	(5,591)	(5,379)
508	764	Issuance of common stock, net	7,223	1,574
(302)	(45)	Other, net	(1,011)	(1,687)
(12,596)	2,874	Cash provided by (used for) financing activities	200,621	(12,307)
16		Effect of exchange rate changes on cash and equivalents	25
(4,892)	(4,619)	Decrease in cash	(16,818)	(17,477)

10,182	5,425	Beginning of period cash and equivalents	22,108	18,283
$5,290	$806	End of period cash and equivalents	$5,290	$806